Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206632, 333-195338, and 333-233569) on Form S-8 of our report dated April 9, 2020, with respect to the consolidated financial statements of Sportsman’s Warehouse Holdings, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 30, 2022